2 FDA BLA Approval EMA MAA Acceptance EMA MAA Approval 1st ex-US/EU Marketing Approval 1.2. With respect to Initiation of the first Pivotal Study and trigger of the associated milestone, the Parties agree that: a. Within seven (7) Business Days after the occurrence of Initiation of first Pivotal Study, Licensee will send Licensor a written notice identifying the Product that achieved such Initiation and identifying the date on which such Initiation event occurred. Thereafter, Licensor will promptly invoice Licensee for the achievement of the associated Initiation of first Pivotal Study Milestone, identifying in its invoice the Product, the Initiation of first Pivotal Study and the full amount of to be paid in several installments pursuant to the table of Section 6.2(a) of the Agreement. The first installment of will be due within thirty (30) days after Licensee’s receipt of such invoice and following installments will be paid on or before the dates set forth in the table of Section 6.2(a) of the Agreement. b. In the event the first Pivotal Study is Initiated later than during the Calendar Year 2025, the provisions of Section 1.1 and 1.2 hereto with respect to such Development Payment Milestone will be null and void and the former applicable provisions will be restored as follows: - At the Initiation of first Pivotal Study: and the one-time Development Milestone Payment will be made according to the provisions of 6.2(a) of the Agreement. ARTICLE 2 – MISCELLANEOUS Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. IN WITNESS WHEREOF, the Parties have caused this Amendment N°2 to be executed by their representatives thereunto duly authorized as of the Second Amendment Effective Date. [Signature page follows]

3 Pierre Fabre Medicament SAS Acelyrin, Inc.